AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1998
                                                     Registration No. 333-......
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          CONSOLIDATED GRAPHICS, INC.
            (Exact name of registrant as specified in its charter)


          TEXAS                  5858 WESTHEIMER, SUITE 200     76-0190827
(State or other jurisdiction of    HOUSTON, TEXAS 77057      (I.R.S. Employer
incorporation or organization)      (713) 787-0977        Identification Number)
             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          CONSOLIDATED GRAPHICS, INC.
                           LONG-TERM INCENTIVE PLAN
                           (Full title of the Plan)


                                 JOE R. DAVIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CONSOLIDATED GRAPHICS, INC.
                          5858 WESTHEIMER, SUITE 200
                             HOUSTON, TEXAS 77057
                                (713) 787-0977
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                               ----------------

                                   COPY TO:
                             R. CLYDE PARKER, JR.
                        WINSTEAD SECHREST & MINICK P.C.
                         910 TRAVIS STREET, SUITE 2400
                             HOUSTON, TEXAS 77002

                               ----------------


                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
                                             PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF        AMOUNT TO       OFFERING PRICE       AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED BE REGISTERED (1)  PER SHARE (2)   OFFERING PRICE(2) REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share........... 1,500,000 Shares(3)   $40.125         $60,187,500         $17,755.31
=================================================================================================

(1) In the event of a stock dividend, stock split, or similar transaction involving the Common Stock of the Company, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 of the Securities Act of 1933, as amended.

(2) Calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sales prices of the Common Stock as reported by The New York Stock Exchange on October 15, 1998.

(3) These shares represent the additional shares which were added to the Plan pursuant to an amendment which was adopted by the Company's shareholders on July 29, 1998.

                               EXPLANATORY NOTE

   This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,500,000 shares of common stock of Consolidated Graphics, Inc. (the "Company"), par value $.01 per share (the "Common Stock"), pursuant to an amendment to the Company's Long-Term Incentive Plan, as amended (the "Plan"). The Company previously registered 1,935,000 shares (as a result of a 2-1 stock split) of Common Stock for issuance pursuant to the Plan. The contents of the Registration Statements on Form S-8 (No. 33-87192 and No. 333-13737) previously filed with the Securities and Exchange Commission ("Commission") on December 8, 1994 and October 8, 1996, respectively, relating to the previous registration of shares are incorporated herein by reference.


                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

   1. Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

   2. Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

   3. Description of the Capital Stock of the Company set forth in its Form 8-A filed with the Commission on January 8, 1997; and

   4. Current Reports on Forms 8-K filed July 2, July 9, July 21, July 29, August 5, August 17, August 26, September 2, September 21, September 28, October 8 and October 13, 1998.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES

   Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

   Not Applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay to the corporation such expenses if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

   Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

   The Company's Bylaws, as amended (the "Bylaws"), provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the Texas Business Corporation Act. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws. The Company has entered into indemnification agreements with its directors and certain of its officers that contractually provide for indemnification and expense advancement. Both the Bylaws and the agreements include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and
(iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Company may, in the future, purchase directors and officers liability insurance policies for its directors and officers.

   The above discussion of Article 2.02-1 of the Texas Business Corporation Act and of the Company's Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

   Not Applicable.

ITEM 8.  EXHIBITS

   The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT NO. DESCRIPTION OF EXHIBIT
----------- ----------------------
*4.1  -   Consolidated Graphics, Inc. Long-Term Incentive Plan (Consolidated
          Graphics, Inc. Registration Statement on Form S-8 (as filed with the Commission on December 8, 1994) SEC. File No. 0-24068, Exhibit 4.3)

 4.2  -   First Amendment to Consolidated Graphics, Inc. Long-Term Incentive
          Plan (reflecting an increase in the number of shares of Common Stock authorized to be issued thereunder from 367,500 to 967,500)

 4.3  -   Second Amendment to Consolidated Graphics, Inc. Long-Term Incentive
          Plan, as amended (reflecting an increase in the number of shares of Common Stock authorized to be issued thereunder from 1,935,000 (as a result of a 2-1 stock split) to 3,435,000)

 5    -   Opinion of Winstead Sechrest & Minick P.C. regarding the legality of the securities being offered.

23.1  -   Consent of Winstead Sechrest & Minick P.C. (set forth in Exhibit 5).

23.2  -   Consent of Arthur Andersen LLP.

24    -   Power of Attorney (set forth on signature page).

* Incorporated by reference


ITEM 9.  UNDERTAKINGS

   (a)The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b)The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on October 22, 1998.


                              CONSOLIDATED GRAPHICS, INC.


                              By:   /s/ JOE R. DAVIS
                                    Joe R. Davis
                                    President, Chief Executive Officer and
                                    Chairman of the Board of Directors

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe R. Davis and Randall D. Keys, and each one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.


           SIGNATURE                    TITLE                         DATE
           ---------                    -----                         ----

       /s/ JOE R. DAVIS         President, Chief Executive      October 22, 1998
        (Joe R. Davis)          Officer and Director
                                (Principal Executive Officer)


      /s/ RANDALL D. KEYS       Vice President - Finance and    October 22, 1998
       (Randall D. Keys)        Chief Financial and Accounting
                                Officer


    /s/ LARRY J. ALEXANDER      Director                        October 22, 1998
     (Larry J. Alexander)


     /s/ BRADY F. CARRUTH       Director                        October 22, 1998
      (Brady F. Carruth)


     /s/ CLARENCE C. COMER      Director                        October 22, 1998
      (Clarence C. Comer)


      /s/ GARY L. FORBES        Director                        October 22, 1998
       (Gary L. Forbes)


       /s/ W. D. HAWKINS        Director                        October 22, 1998
        (W. D. Hawkins)


      /s/ JAMES H. LIMMER       Director                        October 22, 1998
       (James H. Limmer)


      /s/ THOMAS E. SMITH       Director                        October 22, 1998
       (Thomas E. Smith)


       /s/ HUGH N. WEST         Director                        October 22, 1998
        (Hugh N. West)